EXHIBIT 99.1

Lynda Clarizio Appointed to CDW Board of Directors

VERNON HILLS, Ill., Dec. 15, 2015 (GLOBE NEWSWIRE) -- CDW (NASDAQ:CDW), a leading provider of technology solutions to business, government, education and healthcare, announced that Lynda Clarizio has been appointed to the company’s Board of Directors.

Since 2013, Clarizio has served as president, U.S. Media, for Nielsen, the global performance management company that provides a comprehensive understanding of what consumers watch and buy. She is responsible for directing and growing Nielsen’s “Watch” business in the United States, including managing the teams supporting Nielsen’s media clients across national and local television, digital and other media.

Named one of the top 100 “Tech Titans” in the Washington, D.C. region by The Washingtonian in 2011, Clarizio is a widely recognized leader in media and advertising. Prior to her role at Nielsen, Clarizio served as executive vice president for corporate development and operations at AppNexus, a leading programmatic advertising platform. She previously served as CEO and president of INVISION, a provider of multi-platform advertising solutions to the media industry, after a decade in various executive-level positions at AOL.

Prior to her career in media and advertising, Clarizio practiced law for 12 years. She is a member of the Leadership Council of Princeton University’s School of Engineering and Applied Science.

“Lynda has cultivated a unique background that combines technology, media and marketing, which will prove useful as we continue to expand our digital marketing,” said Thomas E. Richards, chairman and CEO, CDW. “Lynda’s Web-centric expertise, fresh perspective and unique insight will make her a valuable asset to our board as we continue to enhance our customer experience.”

Clarizio is a graduate of Harvard Law School and has a bachelor’s degree in international relations from Princeton University.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in North America and the United Kingdom.  A Fortune 500 company, CDW was founded in 1984 and employs more than 8,200 coworkers.  For the trailing twelve months ended September 30, 2015, the company generated net sales of almost $12.6 billion.  For more information, visit www.CDW.com.

Media Contact:
Mary Viola
CDW
(847) 968-0743
mediarelations@cdw.com

Investor Inquiries:
Sari L. Macrie
CDW
(847) 968-0238
investorrelations@cdw.com

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